Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in this Amendment No.3 to the Registration Statement on Form S-4, of IMAC Holdings, Inc. of our report dated January 5, 2024, on the financial statements of Theralink Technologies, Inc. for the fiscal years ended September 30, 2023 and 2022, included in Form 10-K of Theralink Technologies, Inc. filed on January 5, 2024. We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

January 11, 2024